Exhibit 3.5
              Delaware                                   PAGE 1
__________________________________

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “CHINA YONGXIN PHARMACEUTICALS INC.", FILED IN THIS OFFICE ON THE TWENTY-FIRST DAY OF APRIL, A.D. 2010, AT 6:54 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

CHINA YONGXIN PHARMACEUTICALS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is CHINA YONGX1N PHARMACEUTICALS INC. The Corporation was originally incorporated in Delaware under the name “Digital Learning Management Corporation”; and the original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on September 13, 2004.

SECOND: That by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Corporation, resolutions were duly adopted setting forth the proposed amendment and restatement of the attached Certificate of Incorporation of the Corporation and declaring said amendment and restatement to be advisable. The resolution setting forth the proposed amendment and restatement is as follows:

“RESOLVED, that the Certificate of Incorporation of the Corporation be, and it hereby is, amended and restated in its entirety to read as set forth in the Amended and Restated Certificate of Incorporation that is attached to the Certificate of Amendment.”

THIRD: That thereafter, pursuant to resolution of its Board of Directors, the stockholders of the Corporation took action by executing a written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware to approve such amendment and restatement. The holders of (a) a majority of the Common Stock and Series A Preferred Stock (on an as converted basis) voting together as a single class, and (b) 100% of the outstanding shares of Series A Preferred Stock, each entitled to consent thereto, have granted written consent with respect to such stock in favor of said amendment and restatement.

FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation.

[Remainder of page left blank intentionally. Signature page follows.]

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer, this 21st day of April, 2010.

CHINA YONGXIN PHARMACEUTICALS INC.

By:
Yongxin Liu
Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHINA YONGXIN PHARMACEUTICALS INC.

ARTICLE I

The name of this corporation is CHINA YONGXIN PHARMACEUTICALS INC. (the “Corporation").

ARTICLE II

The address of the registered office of this Corporation the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

ARTICLE IV

A.          Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively , “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is one hundred and one million six hundred sixty six thousand six hundred and sixty seven (101,666,667) shares. One hundred million (100,000,000) shares shall be Common Stock each with a par value of $0.001 per share and one million six hundred sixty six thousand six hundred and sixty seven (1,666,667) shares shall be Preferred Stock, each with a par value of $0,001 per share.

B.          Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of lncorporation may be issued from time to time in one or more series. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, which series shall consist of one million six hundred sixty six thousand six hundred and sixty seven (1,666,667) shares (the “Series A Preferred Stock”) are as set forth below in this Section IV(B). The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

1.           Dividend Provisions. No dividends shall be paid on or declared and set apart for any other class or series of stock of the Corporation during any fiscal year of the Corporation (other than a dividend payable solely in Common Stock) until all dividends declared with respect to the Corporation' s Preferred Stock have been paid or declared and set apart for payment during that fiscal year. Thereafter, in the event of the declaration, payment or setting apart for payment of any dividends on the Common Stock of the Corporation, the holders of the Preferred Stock shall be entitled to receive an equivalent dividend pro rata (on an as converted basis) with the holders of Common Stock.

2.           Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall first be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Preferred Stock, to be paid an amount equal to the sum of (i) dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and (ii) $1. 00 per share (the “Liquidation Preference Amount”). If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Preferred Stock of the Liquidation Preference Amount, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of Series A Preferred Stock shall have been paid in full the Liquidation Preference Amount, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Common Stock and Series A Preferred Stock(on an as-converted basis). Written notice of such liquidation. dissolution or winding up, stating a payment date and the Liquidation Preference Amount, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation. Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation., dissolution or winding up of the Corporation within the meaning of the provisions or this Section IV(B)(2). In the event of liquidation, dissolution or winding up of the Corporation in which the Corporation shall distribute funds to its stockholders, (i) the Corporation shall revalue its assets and liabilities to the fullest extent permitted by law to determine lawfully available funds for such distribution, and (ii) if the Corporation shall not have such funds available for such distribution, the Corporation shall distribute funds to its stockholders to the fullest extent of available funds as such funds become available. For purposes hereof, the Common Stock shall rank on liquidation junior to the Series A Preferred Stock.

3.           Conversion. The holders of shares of Series A Preferred Stock shall have the following conversion rights:

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   (a)           Right to Convert. Subject to the terms and conditions of this Section IV(B)(3), if the Board of Directors determines that the “net income” of the Corporation as indicated by the audited financial statements of the Corporation (“Audited Net Income”) for the calendar year ending December 31, 2009 exceeds $5,000,000, then upon such determination the holders of shares of Series A Preferred Stock shall have the right, at their option at any time or from time to time, to convert any or all of such shares of Series A Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred Stock) into such number of fully paid and non-assessable shares of Common Stock as is obtained by multiplying the number of shares of Series A Preferred Stock so to be converted by a factor of six (6) (the “Conversion Ratio”), provided however, that the Conversion Ratio shall be appropriately adjusted upon the occurrence of each Recapitalization Event described in Section IV(B)(3) occurring subsequent to the date of filing of this Amended and Restated Certificate of Incorporation. In the event that the Audited Net Income for the calendar year ending December 31, 2009 (“2009 Audited Net Income”) does not exceed $5,000,000, then the number of shares of Series A Preferred Stock that may be converted shall reduced according to the following formula: the total number of Series A Preferred Stock shall equal the product of: (A) the quotient of (1) the 2009 Audited Net Income divided by (2) 5,000,000; multiplied by (B) number of shares of Series A Preferred Stock held by such holder of Series A Preferred Stock. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

      (b)           Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section IV(B)(3)(a) and surrender of the certificate or certificates for the share or shares of Series A Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock and shall promptly pay in cash, provided that funds are legally available for distribution of such amount, all declared and unpaid dividends on the shares of Preferred Stock being converted, to and including the time of conversion. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Ration shall be determined as of the close of business on the day on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(c)           Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, accrued and unpaid on the shares of Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section IV(B)(3)(b). In case the number of shares of Preferred Stock represented by the certificate or certificates surrendered pursuant to Section IV(B)(3)(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section IV(B)(3)(c), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

(d)           Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or similar event) its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares (by a reverse stock split or similar event), the Conversion Ratio in effect immediately prior to such combination shall be proportionately increased (such stock split, stock dividend, reverse stock split or similar event shall be referred to herein as a “Recapitalization Event”).

(e)           Reorganization or Reclassification. If any capital reorganization or Reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification (unless otherwise provided in an agreement and plan of reorganization or reclassification approved by holders of a majority of the Series A Preferred Stock), lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place. In any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Conversion Ratio) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(f)           Notice of Adjustment. Upon any adjustment of the Conversion Ratio, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested or facsimile, addressed to each holder of shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Conversion Ratio resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(g)           Other Notices. In case at any time:

(i)           the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holder of its Common Stock;

(ii)          the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(iii)         there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

(iv)         there shall be a voluntary or involuntary dissolution liquidation or winding up of the Corporation;

then in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested or facsimile, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

(h)           Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Ratio in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Ratio if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Corporation’s Certificate of Incorporation, as amended.

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(i)           No Reissuance of Series A Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

4.           Voting Rights. Except as may be otherwise provided by law or by this Amended and Restated Certificate of Incorporation, holders of the Series A Preferred Stock shall the following voting rights:

   (a)   Except as may be otherwise provided in these terms of the Preferred Stock or by law, the Preferred Stock shall vote together with all other classes and series of stock of the Corporation collectively as a single class on all actions to be taken by the stockholders of the Corporation, including, but not limited to actions amending the Certificate of Incorporation of the Corporation to increase the number of authorized shares of Common Stock. Each share of Preferred Stock shall entitle the holder thereof to the same number of votes per share as twenty five (25) shares of Common Stock. Accordingly, by way of illustration, if there were 1,666,667 shares of Series A Preferred Stock issued and outstanding, and 10,000,000 shares of Common Stock issued and outstanding, all eligible to vote, then the holders of Series A Preferred Stock would have 41,666,675 votes, and the holders of Common Stock would have 10,000,000 votes. Notwithstanding anything in this Amended and Restated Certificate of Incorporation to the contrary, the foregoing voting rights shall not be affected and shall not be subject to any adjustment for any Recapitalization Event described in Section IV(B)(3)(d) or other event described in Section IV(B)(3)(e).

   (b)  Except as may be otherwise provided in these terms of the Preferred Stock or by law, the Preferred Stock shall vote separately as its own class on all actions to be taken by the stockholders of the Corporation. For any and all actions to be taken by the stockholders of the Corporation, the approval of the Series A Preferred Stock as a separate class shall be required.

5.           Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Sections IV(B)(3), the shares so converted shall be cancelled and shall not be issuable by this Corporation. This Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

C.    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section IV(C).

1.    Dividend Rights. Subject to prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding of this Corporation, the assets of this Corporation shall be distributed as provided in Section IV(B)(2).

3.    Redemption. The Common Stock is not redeemable.

4.    Voting Rights. The holder of each share of Common Stock shall have the right to one (1) vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VI

For management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1.    The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

2.    After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation law, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to Section 141(d) of the General Corporation law shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders of the Corporation entitled to vote unless provisions for such classification shall be set forth in this Amended and Restated Certificate of Incorporation.

3.    Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Amended and Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Section 242(b)(2) of the General Corporation Law Shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE VII

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize any action by the Corporation which further eliminates or limits the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted y the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall not adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE X

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no provision of the terms relating to the Series A Preferred Stock in Article IV hereof may be amended (whether by merger, consolidation or otherwise), modified or waived, without the written consent or affirmative vote of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.

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CHINA YONGXIN PHARMACEUTICALS INC. – AMENDED AND RESTATED CERTIFICATE OF INCORPORATION